EXHIBIT 15

The Board of Directors

Norfolk Southern Corporation:

Re:      Registration Statement Nos. 33-52031, 333-40993, 333-60722, 333-71321 and 333-100936 on Form S-8 and 333-57872 and 333-57872-01 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 22, 2003 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Norfolk, Virginia

April 30, 2003